EXHIBIT 23.1

Stein & Company, LLP Certified Public Accountants Jon Stein, Certified Public Accountant jonsteincpa@yahoo.com:
Member of the American Institute of Certified Public Accountants	Member of the California Society of Certified Public Accountants
655 N. Central Ave. 17th Floor Glendale, CA 91203	Phone: (818) 649-8350 Cell: (818) 634-2276

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Amendment No. 5 to Registration Statement on Form S-1 of our report dated June 20, 2013 with respect to the audited financial statements of HealthTalk Live, Inc. for the years ended March 31, 2013 and 2012.

We also consent to the references to us under the heading “Experts” in therein.

/s/ Stein & Company, LLP

October 10, 2013